Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Pinduoduo Inc., for the registration of its Class A ordinary shares and debt securities and to the incorporation by reference therein of our reports dated April 24, 2020, with respect to the consolidated financial statements of Pinduoduo Inc., and the effectiveness of internal control over financial reporting of Pinduoduo Inc., included in its Annual Report (Form 20-F) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Ernst & Young Hua Ming LLP

Shanghai, the People’s Republic of China

November 16, 2020